[LETTERHEAD OF WOODBURN AND WEDGE]

Exhibit 5.2

June 6, 2013

NV Energy, Inc.
6226 West Sahara Avenue
Las Vegas, Nevada 89146

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-3 (the “Registration Statement”) of NV Energy, Inc., a Nevada corporation (the “Company”), relating to the proposed issuance and sale from time to time, pursuant to the Company’s Dividend Reinvestment Plan, dated May 30, 2013 (the “Plan”), of up to 1,446,955 shares of the Company’s Common Stock, $1.00 par value (the “Plan Shares”). As special Nevada counsel for the Company, we advise you as follows:

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we advise you as follows:

1. The Company is a corporation duly organized and legally existing and in good standing under the laws of the State of Nevada.

2. The Board of Directors of the Company has authorized the issuance and sale of the Plan Shares and when issued and sold against payment therefor in accordance with the provisions of the Plan, the Plan Shares will be duly and validly authorized and legally issued and will be fully paid and non-assessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any federal or state securities laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1.             To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.             To the statements with reference to our firm made in the Registration Statement of the Company on Form S-3; and

3.             To the filing of this opinion as an exhibit to the Registration Statement.

NV Energy, Inc.

June 6, 2013

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The law firm of Choate, Hall & Stewart LLP may rely on this opinion in connection with the opinion to be rendered by them in connection with the Registration Statement.

Sincerely,

WOODBURN and WEDGE,

By:          /s/ Gregg P. Barnard
                Gregg P. Barnard